UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2017

ECCO AUTO WORLD CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-218334 (Commission File Number)	30-0943638 (IRS Employer Identification No.)

Unit C, 4/F, China Insurance Building, 48 Cameron Road,

Tsim Sha Tsui, Kowloon, Hong Kong

(Address of principal executive offices (zip code))

+852 3182 6922

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors;

On October 26, 2017, Mr. Yiap Soon Keong resigned from the positions with the Company, including that of President, Secretary, Treasurer and Director but remained as a Chief Executive Officer of the Company. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Yiap Soon Keong has been the President, Secretary, Treasurer and Director of the Company since June 6, 2016.

On October 26, 2017, the Board of Directors of the Company appointed Jason Wong Chee Hon, Koh Kok Wei, Joson Yeo Hung Kwang and Koh Khee Ngiap as a member of the Board of Directors of the Company. Mr Jason Wong Chee Hon was appointment as the new President, Secretary and Treasurer of the Company.

The biography for the new director of the Company is set forth below:

Mr. Jason Wong Chee Hon, has more than 20 years working in management consultancy, start-ups, banking and insurance industry with significant experience in many areas of technology delivery and strategic innovation in financial system. Has managed and delivered multiple enterprise and digital projects for banks and insurance companies. Brain child of innovative products, technologies & R&D development in banking, financial services and Insurance and Fintech. Mr. Jason is the co-founder and director of IMocha Sdn Bhd since year 2003, his role include providing technology and software solutions to banks, insurance, fintech and corporate clients in the area of financial, payments, insurance, banking and automation solutions. This primarily covers delivering custom and proprietary web & mobile applications as well as consultation services. He acts as an advisory and business development role for these businesses.

Mr. Jason graduated from University of Glasgow, Scotland, his experience in technology product development has led the Board of director to reach a conclusion that he should serve as the director of the Company. On October 26, 2017, Mr. Jason was appointed as the director, president, treasurer and secretary of the Company.

Mr. Koh Kok Wei, has more than 15 years in Enterprise Software Implementation in banking, financial services and Insurance. Commercially driven and subject matter expert in the area of Transaction Banking, Enterprise Cash Management, Treasury & Payments market place in regional countries. Core formative role in the conceptualization, development and creation of range of Software IP. Mr. Kok is the co-founder and managing director for IMocha Sdn Bhd since year 2003, an IT consulting and software provider specializing in frontline banking and insurance delivery software, his role includes developing year on year business growth through new client acquisition, sales, business development, software product development (R&D), high-level project management and strategic partnership alliances.

Mr. Koh graduated in Stafforshire University in UK with Bachelor of Science in Computing, internet technology, his experience in financial and technology industry has led the Board of director to reach a conclusion that he should serve as the director of the Company. On October 26, 2017, Mr. Koh was appointed as the director of the Company.

Mr. Joson Yeo Hung Kwang, has than 18 years of experience in regional Enterprise IT Solutions, Mobile O2O Platform, ITSM and MSP Market Development covering FSI, Corporate, Government, Telco and MSME industries. Focus on Global Alliances, Corporate Governance, FINTECH Innovation Development Landscape and Operation Process Optimization for the Company. And pioneering Company Co-Innovation Lab initiative. From year 2012 to 2015, Mr. Joson was the Chief Strategy Officer in Moxian, Inc, responsible for creating regional business affiliate program for corporate and merchants’ network, managing the Company’s sales & business development planning and execution benchmark. In year 2016, Mr. Joson is appointed as Chief Business Development Officer for IMocha Sdn Bhd, his role focuses on strengthening global alliances, corporate governance, fintech innovation development landscape and operation process optimization.

Mr. Joson graduated from ATC College, his experience in business management and business development has led the Board of director to reach a conclusion that he should serve as the director of the Company. On October 26, 2017, Mr. Joson was appointed as the director of the Company.

Mr. Koh Khee Ngiap, has more than 20 years of experience in Corporate Development, Merger & Acquisition and Venture Capital Funding Facilitate. As one of Malaysia’s early Internet pioneers and has been instrumental in building numerous Internet start-up with presence internationally. In 2011, Mr. Koh was one of the founding member of Moxian, Inc. and appointed as the Chief Executive Officer of its Malaysia subsidiary from  year 2011 to 2014, Moxian Malaysia Sdn Bhd. His responsibility as a CEO of Moxian Malaysia Sdn Bhd is overseeing the business operation in Malaysia. Since year 2016, Mr. Koh has been appointed as Chief Corporate Development Officer of IMocha, responsible for idea generation, deal structuring, negotiation and divestitures for the company.

Mr. Koh holds a Bachelor of Science degree in Computer Information Science and Business Studies from Upsala College, USA, his experience in corporate development has led the Board of director to reach a conclusion that he should serve as the director of the Company. On October 26, 2017, Mr. Koh was appointed as the director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECCO AUTO WORLD CORP.

Date: October 27, 2017	By:	/s/ YIAP SOON KEONG
YIAP SOON KEONG
Chief Executive Officer (Principal Executive Officer; Principle Accounting Officer)

Date: October 27, 2017	By:	/s/ WOO SHUK FONG
WOO SHUK FONG
Director

Date: October 27, 2017	By:	/s/ KOH KOK WEI
KOH KOK WEI
Director

Date: October 27, 2017	By:	/s/ JASON WONG CHEE HON
JASON WONG CHEE HON
Director, President, Secretary and Treasurer

Date: October 27, 2017	By:	/s/ KOH KHEE NGIAP
KOH KHEE NGIAP
Director

Date: October 27, 2017	By:	/s/ JOSON YEO HUNG KWANG
JOSON YEO HUNG KWANG
Director